Exhibit 99.1

EDENS COMPLETES ACQUISITION OF AMREIT

COLUMBIA, SC, February 18, 2015 – Edens Investment Trust (“EDENS” or the “Company”) and AmREIT, Inc. (NYSE: AMRE) today announced that EDENS has completed its previously announced acquisition of AmREIT.

Terry Brown, Chairman and Chief Executive Officer of EDENS, said: “This acquisition furthers our strategy of owning and operating a high quality, diversified portfolio of leading urban retail centers with long term value creation potential. We look forward to embracing the AmREIT team, retailers and communities.”

H. Kerr Taylor, Chairman and Chief Executive Officer of AmREIT, added: “I am enormously proud of the substantial value the AmREIT team has created for our shareholders. Importantly, this transaction is also a superb outcome for our employees, tenants and partners. I am very confident EDENS will be an excellent steward of AmREIT’s unique assets and will continue to invest in and develop the Irreplaceable Corners that are the hallmark of our company.”

Pursuant to the acquisition, AmREIT shareholders will receive $26.55 per share in cash. The transaction was approved at a special meeting of AmREIT stockholders on January 29, 2015. AmREIT stock will cease trading on the NYSE Stock Market effective at the close of the market today, and will thereafter be delisted.

About EDENS

EDENS develops, owns and operates community-building centers in primary markets throughout the United States. Focusing on innovative development and redevelopment together with key acquisitions in urban areas, the Company has built an institutional-quality portfolio of 117 retail centers. EDENS has regional headquarters in Boston, New York, Washington, D.C., Atlanta, Miami, Houston, Dallas and Columbia, SC. For additional information about the Company and its retail real estate portfolio, please visit www.EDENS.com.

About AmREIT

AmREIT is an equity real estate investment trust that specializes in the acquisition, operation, redevelopment, and vertical densification of retail properties located in highly affluent, urban submarkets. The company’s existing properties are strategically concentrated in five of the top metropolitan markets in the United States: Houston, Dallas, San Antonio, Austin and Atlanta. The company is internally-advised and fully integrated with significant local market experience and relationships. AmREIT’s portfolio was 95.4% leased as of September 30, 2014, and its top five tenants include Kroger, CVS/Pharmacy, Landry’s, H-E-B, and Safeway.

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Shari Misher Stenzler

London Misher Public Relations

shari@londonmisherpr.com

212.759.2800